THE JAPAN EQUITY FUND, INC.
RULE 10f-3
TRANSACTION REPORT


TRADE				              YEN              DOLLAR
	   TOTAL AMOUNT  % FUND
DATE	SECURITY             SHARES     PRICE    AMOUNT   AMOUNT
	   OF OFFERING        PURCHASED    BROKER
2/22/08      Seven Bank Ltd.	   39        140,500Yen 5,460,000Yen
$50,752.82    301,400 Shares
Approximately    Nomura
                   (8410)
52.3 billion Yen       0.0001%
Securities
	                       		           Ltd. Tokyo

Market:  Tokyo Stock Exchange

The above purchase transaction was completed in accordance with Rule 10f-3 of the Investment Company Act of 1940, as amended (the "Act"), and the Fund's Rule 10f-3 procedures.
The transaction consisted of securities sold in an "eligible foreign offering" as defined in Rule 10f-3 and it met the following requirements: (1) the offering was subject to regulation by a "foreign financial regulatory authority," as defined in Section 2(a)(50) of the Act; (2) the shares were offered at a fixed price to all purchasers in the offering, including the Fund, pursuant to a firm commitment underwriting; (3) the shares were purchased prior to the end of the first day on which any sales were made; (4) the amount of shares purchased, aggregated with purchases by any other investment company advised by the Fund's investment adviser and any other account with respect to which the investment adviser has investment discretion and exercised such discretion, did not exceed 25% of the principal amount of the offering; and (5) financial statements, prepared and audited in accordance with standards required or permitted by the appropriate foreign financial regulatory authority in such country, for the two years prior to the offering, were made available to the public, including the Fund, in connection with the offering. The commission or spread received by the principal underwriters in this offering was less than 5%. All underwritings are done at approximately less than 5% spread in the Japanese market. Therefore, the commission or spread received in connection with this transaction was reasonable and fair as compared to the commissions or spreads received by other underwriters in connection with the underwriting of similar securities being sold during a comparable period of time as required under the Act. Nomura Securities Co. Ltd. was the principal underwriter with 78.7% allocation and SMBC Friend Securities Co. Ltd., which is deemed an affiliated broker, was one of the co-underwriter with 0.13% allocation.



____________________
Yoshiaki Uematsu
Managing Director
Daiwa SB Investments (USA) Ltd.